UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 2, 2015

California Resources Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36478	46-5670947
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10889 Wilshire Blvd. Los Angeles, California	90024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 848-4754
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2015, the Board of Directors of California Resources Corporation (“CRC”) increased the size of its board of directors to ten and appointed Catherine A. Kehr to fill the resulting vacancy, in each case effective March 15, 2015. Ms. Kehr will be a Class III director and will serve on the Compensation Committee and the Audit Committee of the Board.
Ms. Kehr has been a member of the board of directors of Southwestern Energy Company since 2011 where she serves as Presiding Director, Chair of the Nominating and Governance Committee and a member of the Audit Committee.  She retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world’s largest investment management organizations and manager of the American Funds. From 1997 to 2006, she was an investment analyst and fund manager with responsibility for global energy equities and from 1992 to 1997 she had responsibility for global energy high yield debt for The Capital Group Companies. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden & Rygel.  In 2001, the Reuters Survey ranked Ms. Kehr among the top 10 individual U.S. fund managers. Ms. Kehr received a Bachelor of Arts from Yale University and an MBA from The Wharton School of the University of Pennsylvania, and she holds a Chartered Financial Analyst designation. Ms. Kehr’s experience and insights as an investor and a board member in the oil and gas industry will be of great value to CRC.

The Board has determined that Ms. Kehr qualifies as an independent director under the director independence standards set forth in the rules and regulations of the Securities and Exchange Commission and the applicable listing standards of the New York Stock Exchange.
There are no arrangements or understandings between Ms. Kehr and any other persons under which she was selected as a director. Ms. Kehr will receive the same director compensation as is paid to the other non-employee directors under CRC’s compensation program for non-employee directors.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

California Resources Corporation

/s/ Roy Pineci
	Name:	Roy Pineci
	Title:	Executive Vice President-Finance
DATED: March 2, 2015

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